SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

Gleacher & Company, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

377341201
(CUSIP Number)

December 31, 2013
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

Page 1 of 21 Pages

13G

CUSIP No. 377341201	Page 2 of 21 Pages

1)	NAME OF REPORTING PERSON Scoggin Worldwide Fund, Ltd.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 486,533
	6)	SHARED VOTING POWER 0
	7)	SOLE DISPOSITIVE POWER 486,533
	8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 486,533
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.9%
12)	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 377341201	Page 3 of 21 Pages

1)	NAME OF REPORTING PERSON J. Goldman Master Fund, L.P.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 40,177
	6)	SHARED VOTING POWER 0
	7)	SOLE DISPOSITIVE POWER 40,177
	8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,177
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12)	TYPE OF REPORTING PERSON PN

13G

CUSIP No. 377341201	Page 4 of 21 Pages

1)	NAME OF REPORTING PERSON TCW/Scoggin Event Driven Master Fund, L.P.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 23,806
	6)	SHARED VOTING POWER 0
	7)	SOLE DISPOSITIVE POWER 23,806
	8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,806
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12)	TYPE OF REPORTING PERSON PN

13G

CUSIP No. 377341201	Page 5 of 21 Pages

1)	NAME OF REPORTING PERSON Old Bellows Partners LP
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 526,710
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 526,710
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 526,710
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.5%
12)	TYPE OF REPORTING PERSON PN

13G

CUSIP No. 377341201	Page 6 of 21 Pages

1)	NAME OF REPORTING PERSON Scoggin LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 526,710
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 526,710
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 526,710
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.5%
12)	TYPE OF REPORTING PERSON OO

13G

CUSIP No. 377341201	Page 7 of 21 Pages

1)	NAME OF REPORTING PERSON TCW/Scoggin, LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 23,806
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 23,806
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,806
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12)	TYPE OF REPORTING PERSON OO

13G

CUSIP No. 377341201	Page 8 of 21 Pages

1)	NAME OF REPORTING PERSON A. Dev Chodry
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 550,516
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 550,516
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 550,516
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9%
12)	TYPE OF REPORTING PERSON IN

13G

CUSIP No. 377341201	Page 9 of 21 Pages

1)	NAME OF REPORTING PERSON Craig Effron
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 550,516
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 550,516
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 550,516
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9%
12)	TYPE OF REPORTING PERSON IN

13G

CUSIP No. 377341201	Page 10 of 21 Pages

1)	NAME OF REPORTING PERSON Curtis Schenker
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 550,516
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 550,516
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 550,516
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.9%
12)	TYPE OF REPORTING PERSON IN

Item 1(a).	Name of Issuer:

Gleacher & Company, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

1290 Avenue of the Americas
New York, NY 10104

Item 2(a).	Name of Persons Filing:

(i)	Scoggin Worldwide Fund, Ltd.
(ii)	J. Goldman Master Fund, L.P.
(iii)	TCW/Scoggin Event Driven Master Fund, L.P.
(iv)	Old Bellows Partners LP
(v)	Scoggin LLC
(vi)	TCW/Scoggin, LLC
(vii)	A. Dev Chodry
(viii)	Craig Effron
(ix)	Curtis Schenker

(collectively, the “Reporting Persons” and each, a “Reporting Person”)

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Scoggin Worldwide Fund, Ltd. has a business address at c/o Mourant Cayman Nominees, Ltd., Third Floor, Harbour Centre, P.O. Box 1348, Grand Cayman KY1-1108, Cayman Islands.

J. Goldman Master Fund, L.P. has a business address at 510 Madison Avenue, New York, NY 10022.

TCW/Scoggin Event Driven Master Fund, L.P. has a business address at c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.

TCW/Scoggin, LLC has a business address at 865 South Figueroa Street, 18th Floor, Los Angeles, CA 90017.

Each of the other Reporting Persons has a business address at 660 Madison Avenue, New York, NY 10065.

Item 2(c).	Citizenship or Place of Organization:

(i)	Scoggin Worldwide Fund, Ltd.
Cayman Islands

(ii)	J. Goldman Master Fund, L.P.
British Virgin Islands

(iii)	TCW/Scoggin Event Driven Master Fund, L.P.
Cayman Islands

(iv)	Old Bellows Partners LP
New York

(v)	Scoggin LLC
New York

(vi)	TCW/Scoggin, LLC
Delaware

(vii)	A. Dev Chodry
USA

(viii)	Craig Effron
USA

(ix)	Curtis Schenker
USA

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

377341201

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.

(i)            Scoggin Worldwide Fund, Ltd.1

(a)	Amount beneficially owned: 486,533

(b)	Percent of class: 7.9%[2]

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 486,533

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 486,533

(iv)	Shared power to dispose or to direct the disposition of: 0

(ii)            J. Goldman Master Fund, L.P.3

(a)	Amount beneficially owned: 40,177

(b)	Percent of class: 0.6%

[1]	The investment manager of Scoggin Worldwide Fund, Ltd. is Old Bellows Partners LP. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC. Scoggin LLC is a limited partner of Old Bellows Partners LP. A. Dev Chodry is a member of Scoggin LLC, and Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

[2]	Percentages are based on 6,196,666 shares of common stock outstanding (as set forth in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, as filed with the Securities and Exchange Commission on November 8, 2013).

[3]	The investment manager of J. Goldman Master Fund, L.P. is Old Bellows Partners LP. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC. Scoggin LLC is a limited partner of Old Bellows Partners LP. A. Dev Chodry is a member of Scoggin LLC, and Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 40,177

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 40,177

(iv)	Shared power to dispose or to direct the disposition of: 0

(iii)            TCW/Scoggin Event Driven Master Fund, L.P.4

(a)	Amount beneficially owned: 23,806

(b)	Percent of class: 0.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 23,806

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 23,806

(iv)	Shared power to dispose or to direct the disposition of: 0

(iv)            Old Bellows Partners LP5

(a)	Amount beneficially owned: 526,710

(b)	Percent of class: 8.5%

(c)	Number of shares as to which such person has:

[4]	The investment manager of TCW/Scoggin Event Driven Master Fund, L.P. is TCW/Scoggin, LLC. A. Dev Chodry, Craig Effron and Curtis Schenker are the Co-Chief Investment Officers of TCW/Scoggin, LLC.

[5]	Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and J. Goldman Master Fund, L.P. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC. Scoggin LLC is a limited partner of Old Bellows Partners LP. A. Dev Chodry is a member of Scoggin LLC, and Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 526,710

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 526,710

(v)            Scoggin LLC6

(a)	Amount beneficially owned: 526,710

(b)	Percent of class: 8.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 526,710

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 526,710

(vi)            TCW/Scoggin, LLC7

(a)	Amount beneficially owned: 23,806

(b)	Percent of class: 0.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 23,806

[6]	Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and J. Goldman Master Fund, L.P. A. Dev Chodry is a member of Scoggin LLC, and Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

[7]	TCW/Scoggin LLC is the investment manager of TCW/Scoggin Event Driven Master Fund, L.P. A. Dev Chodry, Craig Effron and Curtis Schenker are the Co-Chief Investment Officers of TCW/Scoggin, LLC.

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 23,806

(vii)            A. Dev Chodry8

(a)	Amount beneficially owned: 550,516

(b)	Percent of class: 8.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 550,516

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 550,516

(viii)            Craig Effron9

(a)	Amount beneficially owned: 550,516

(b)	Percent of class: 8.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 550,516

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 550,516

[8]	A. Dev Chodry is the managing member of Old Bell Associates LLC and a member of Scoggin LLC. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and J. Goldman Master Fund, L.P. A. Dev Chodry is also a Co-Chief Investment Officer of TCW/Scoggin, LLC.

[9]	Craig Effron is a managing member of Scoggin LLC. Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and J. Goldman Master Fund, L.P. Craig Effron is also a Co-Chief Investment Officer of TCW/Scoggin, LLC.

(ix)            Curtis Schenker10

(a)	Amount beneficially owned: 550,516

(b)	Percent of class: 8.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 550,516

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 550,516

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Not applicable

Item 10.	Certification.

By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

[10]	Curtis Schenker is a managing member of Scoggin LLC. Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and J. Goldman Master Fund, L.P. Curtis Schenker is also a Co-Chief Investment Officer of TCW/Scoggin, LLC.

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement with respect to the Reporting Person on whose behalf the undersigned is executing this statement is true, complete and correct.

Dated as of February 5, 2014	Scoggin Worldwide Fund, Ltd.
By: /s/ A. Dev Chodry Title: Director

Dated as of February 5, 2014	J. Goldman Master Fund, L.P.
By: Old Bellows Partners LP, its Investment Manager
By: Old Bell Associates LLC, its General Partner

By:	/s/ A. Dev Chodry
Title: Managing Member

Dated as of February 5, 2014	TCW/Scoggin Event Driven Master Fund, L.P.
By: TCW/Scoggin, LLC, its Investment Manager

By:	/s/ Craig Effron
Title: Co-Chief Investment Officer

Dated as of February 5, 2014	Old Bellows Partners LP
By: Old Bell Associates LLC, its General Partner

By:	/s/ A. Dev Chodry
Title: Managing Member

Dated as of February 5, 2014	Scoggin LLC

By:	/s/ Craig Effron
Title: Managing Member

Dated as of February 5, 2014	TCW/Scoggin, LLC

By:	/s/ Craig Effron
Title: Co-Chief Investment Officer

Dated as of February 5, 2014	/s/ A. Dev Chodry A. Dev Chodry

Dated as of February 5, 2014	/s/ Craig Effron Craig Effron

Dated as of February 5, 2014	/s/ Curtis Schenker Curtis Schenker

Exhibit A

Agreement of Joint Filing

Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated as of February 5, 2014	Scoggin Worldwide Fund, Ltd.
By: /s/ A. Dev Chodry Title: Director

Dated as of February 5, 2014	J. Goldman Master Fund, L.P.
By: Old Bellows Partners LP, its Investment Manager
By: Old Bell Associates LLC, its General Partner

By:	/s/ A. Dev Chodry
Title: Managing Member

Dated as of February 5, 2014	TCW/Scoggin Event Driven Master Fund, L.P.
By: TCW/Scoggin, LLC, its Investment Manager

By:	/s/ Craig Effron
Title: Co-Chief Investment Officer

Dated as of February 5, 2014	Old Bellows Partners LP
By: Old Bell Associates LLC, its General Partner

By:	/s/ A. Dev Chodry
Title: Managing Member

Dated as of February 5, 2014	Scoggin LLC

By:	/s/ Craig Effron
Title: Managing Member

Dated as of February 5, 2014	TCW/Scoggin, LLC

By:	/s/ Craig Effron
Title: Co-Chief Investment Officer

Dated as of February 5, 2014	/s/ A. Dev Chodry A. Dev Chodry

Dated as of February 5, 2014	/s/ Craig Effron Craig Effron

Dated as of February 5, 2014	/s/ Curtis Schenker
Curtis Schenker